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                                                                    EXHIBIT 99.2

                                STATE OF ALABAMA
                       JUDICIAL DEPARTMENT - CIRCUIT COURT
                  FORTY-FIRST JUDICIAL CIRCUIT - BLOUNT COUNTY
                          CIVIL ACTION NO. CV - 00- 268




M. LEWIS BENSON, ET AL.



                                                                      PLAINTIFFS
       vs.


COMMUNITY BANCSHARES, INC., ET AL.
                                                                      DEFENDANTS



                 ORDER SETTING A SETTLEMENT PROPOSAL FOR HEARING

         On the 3rd of October, 2003, this Court's order set today, 11th November, 2003, as a date for a settlement conference in this action. The Court has been informed that a pro tanto settlement has been agreed to by the parties (other than the Intervenors Bryan Corr, et al.) and it is, therefore, ORDERED BY THE COURT AS FOLLOWS:

         (1) SUBSTITUTION OF THE NEW AGREEMENT. The Proposed Agreement of Pro Tanto Settlement between and among the officers and directors of those entities named in the Complaint (other than Kennon R. Patterson, Sr.) and the derivative plaintiffs (a copy of which is hereto attached) is substituted for that previously proposed to the Court for approval and will, for all purposes, be considered by the Court as superseding the former proposed agreement.

         (2) DATE FOR CONSIDERATION OF THE NEW AGREEMENT. The Court will hear objections, if any, to the proposed "new" agreement and the application of counsel for the derivative plaintiffs for an award of fees and expenses on the 18th day of December, 2003.

         (3) APPLICATION OF ATTORNEYS' FEES AND EXPENSES. The payment of attorneys' fees and expenses to Plaintiffs' counsel will be considered as part of the


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overall fairness of the settlement at the scheduled hearing and the Plaintiffs'
motion for an interim award of attorneys' fees is withdrawn, without prejudice to its being re-filed in the event that the settlement is not approved, pending a decision thereon.

         (4) OBJECTIONS OF THE ALABAMA STATE BANKING DEPARTMENT. The Court is informed that the Alabama State Banking Department has approved the entry into the settlement agreement by those affected by it and that it will have no objections to the Agreement as proposed.

         (5) NOTICE TO SHAREHOLDERS AND OBJECTIONS. Within seven (7) days from the date of this order, Community Bancshares, Inc., will despatch to all of its shareholders of record a copy of this order with a copy of the proposed settlement agreement attached. Shareholders may file with the clerk of this Court not later than four (4) days before the scheduled hearing such objections as they may have, if any, to the settlement or to the specific terms thereof.

         (6) PROCEDURE AT THE HEARING. The hearing will take up, first, any objections of shareholders to the settlement; and, second, the fairness of the settlement, including attorneys' fees and expenses to be awarded to Plaintiffs' counsel.

         Done this the 11th day of November, 2003.


                                         /s/ Robert E. Austin
                                         ---------------------------
                                         Robert E. Austin
                                         Circuit Judge